EXHIBIT 10.1

AMP Holding Inc.
100 Commerce Drive
Loveland, OH 45140

August 24, 2012

Martin Joseph Rucidlo, Jr.  Letter of Appointment – President

Dear Mr. Rucidlo:

We are pleased to offer you the position of President of AMP Holding Inc.  Your duties would begin on August 24, 2012.  The terms of your appointment will be spelled out in a detailed letter to follow for you to approve.  A summary of our offer follows.  Remuneration:  Annual Salary:  $125,000.00 US Dollars to be paid at the end of each month in 12 equal installments.  Options:  300,000 Common Shares at an exercise price of $ 0.21 (twenty one cents) per share provided this share price is not less than 85% of the fair market value per share as of August 24, 2012.  The Option shall become exercisable during the term of the Optionee’s engagement as President in three (3) installments of:  30% of the Shares immediately, 35% on August 24, 2013 and 35% on August 24, 2014.  The installments shall be cumulative.  If  the Optionee ceases to serve as President of the Company for any reason the options which are allowed at the time of the separation can be exercised for a period of three (3) months.  Details of the options will be spelled out in a stock option agreement to follow.

AMP HOLDING INC.

BY:	/s/ James E. Taylor
James E. Taylor, Chairman of the Board Date: 8-24-12

AMP HOLDING INC.

BY:	/s/ Stephen S. Burns
Stephen S. Burns, CEO Date: 8-24-12

ACCEPTED:

BY:	/s/ Martin Joseph Rucidlo, Jr.
Martin Joseph Rucidlo, Jr. Date: 8-24-12